SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: February 23, 2001

                              UnitedGlobalCom, Inc.
               (Exact Name of Registrant as Specified in Charter)


         Delaware                  0-21974           84-1116217
        (State or other           (Commission      (IRS Employer
        jurisdiction of           File Number)     Identification #)
        incorporation)


             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)

                                 (303) 770-4001
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS

On February 22, 2001, UnitedGlobalCom, Inc. ("United") and Liberty Media Corporation ("Liberty") announced that Liberty has agreed to acquire up to 100,000 shares of United's Series E Participating Convertible Preferred Stock (the "Series E Preferred Stock") in exchange for $1.4 billion in cash. United and Liberty also announced that, subject to certain third party consents and waivers, United will acquire certain of Liberty's Latin American assets. This announcement effectively modifies the terms of United's and Liberty's agreement dated as of June 25, 2000 (the "June 25 Agreement"), which United and Liberty previously announced.

The Series E Preferred Stock, a newly created series of United's preferred stock, will not pay a dividend and, subject to stockholder approval, will be convertible into 54,111,957 shares of United's common stock, for an effective conversion rate of $25.87 per share. Liberty's purchase of the Series E Preferred Stock will occur at two closings. Liberty will purchase 71,428.57 shares of Series E Preferred Stock for $1 billion in cash at the first closing, which will occur promptly after necessary regulatory approvals are received. United and Liberty expect to receive necessary regulatory approvals by the end of the first quarter. Liberty will purchase the balance of the Series E Preferred Stock for $400 million only when and if United acquires Liberty's interests in Cablevision S.A., Pramer SCA and Torneos y Competancias (the "Principal Acquired Assets") as contemplated by the June 25 Agreement. Subject to the receipt of certain third party consents and waivers, United will acquire certain of Liberty's Latin American assets, including the Principal Acquired Assets, for a number of shares of United common stock set forth for each such asset in the June 25 Agreement, though (i) Liberty's obligation to transfer any of the Principal Acquired Assets will be subject to the prior or contemporaneous transfer of each of the Principal Acquired Assets and (ii) if United would become obligated to make a Change of Control Offer (as defined below) upon acquiring Liberty's Latin American assets in exchange for United's Class B common stock, the purchase price for such assets will be paid in shares of a new series of participating convertible preferred stock of United (the "Series F Preferred Stock") that will be convertible into such number of shares of common stock and will otherwise have terms substantially the same as those of the Series E Preferred Stock.

The Series E Preferred Stock and the Series F Preferred Stock will vote in the election of directors on an as-converted basis, and may be converted at the election of the holder at any time or from time to time in part into shares of United's Class A common stock or Class B common stock, provided that Liberty's voting power in United will in all circumstances be limited to no more than 50% of the votes entitled to vote in the election of directors until such time as a conversion of such stock would not require United or certain of its subsidiaries to offer to repurchase certain outstanding bonds that they have issued (a "Change of Control Offer").

The transaction announced by United and Liberty effectively modifies the June 25 Agreement so that, among other things, United will no longer acquire Liberty's interest in Telewest Communications plc or Liberty Cablevision of Puerto Rico. In addition, United Pan-Europe Communications, N.V. ("UPC"), United's European subsidiary, has been released from its rights and obligations under the June 25 Agreement. The rights and obligations of United and Liberty under the June 25

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Agreement will terminate if the transactions contemplated thereby have not been consummated by June 30, 2001. Subject to its receipt of $1 billion upon the issuance of Series E Preferred Stock and other necessary approvals, United has committed to subscribe fully to a one billion euro rights offering to shareholders of UPC. The price for the rights offering has been established at eight euros per ordinary share. The rights offering will represent an issuance of approximately 125 million common shares. United has also agreed that any amount of the one billion euros which it is not required to contribute due to the participation of other shareholders in the rights offering will be used to purchase additional ordinary shares from UPC at 11.40 euros per ordinary share.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

10.1 Term Sheet, dated February 22, 2001, between UnitedGlobalCom, Inc. and Liberty Media Corporation.

10.2 Release, dated February 22, 2001, among UnitedGlobalCom, Inc., United Pan-Europe Communications, N.V., Liberty Media Corporation and Liberty Media International, Inc.

99.1 Press Release of UnitedGlobalCom, Inc. and Liberty Media Corporation dated February 23, 2001.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      UNITEDGLOBALCOM, INC.




Dated:  March 2, 2001             By:/s/ Frederick G. Westerman, III
                                         Frederick G. Westerman, III
                                         Chief Financial Officer